Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors and Stockholders

FTD.COM INC.:

We consent to incorporation by reference in the registration statement on Form S-8 of FTD.COM INC. of our report dated January 10, 2002, relating to the balance sheet of National Flora, Inc. (a wholly-owned subsidiary of Gerald Stevens, Inc.) as of August 31, 2001, and the related statements of operations and changes in net investment by Parent and cash flows for the year then ended, which report appears in the January 18, 2002 Current Report on Form 8-K/A of FTD.COM INC.

/s/ KPMG LLP

January 18, 2002

Chicago, Illinois